EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:
John Neale	Laurie Berman/Matt Sheldon
QAD Senior Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	pwinvestor@pondel.com

QAD Declares One-Time Cash Dividend
of $0.288 Per Class A Share and $0.24 Per Class B Share

SANTA BARBARA, Calif. – December 3, 2012 – QAD Inc. (NASDAQ: QADA) (NASDAQ: QADB), a leading provider of enterprise business software and services for global manufacturers, today announced that its Board of Directors has declared a one-time cash dividend of $0.288 per share of Class A common stock and $0.24 per share of Class B common stock payable on December 28, 2012 to shareholders of record at the close of business on December 18, 2012.

The cash effect of the one-time dividend will be approximately $4.4 million based on approximately 12.5 million QADA shares outstanding and 3.3 million QADB shares outstanding as of October 31, 2012. QAD’s cash and equivalents balance as of October 31, 2012 was $69.7 million.

“Solid financial results and a strong balance sheet provide us with the flexibility to deliver additional returns to our shareholders through a one-time dividend,” said Karl Lopker, Chief Executive Officer of QAD Inc. “We continue to generate cash from our business which enables us to pursue growth opportunities in our target markets and maintain investment levels in research and development and new product offerings.”

QAD’s board of directors also approved the acceleration of the payment date of the company’s regular quarterly dividend of $0.072 per share of Class A common stock and $0.06 per share of Class B common stock to December 28, 2012 from January 7, 2013.  The record and election dates associated with these dividend payments remain unchanged at November 27, 2012 and December 17, 2012, respectively.

About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies specializing in automotive, consumer products, electronics, food and beverage, industrial and life sciences products. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. For more information about QAD, telephone +1 805-566-6000, or visit the QAD web site at www.qad.com.

“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.

QAD Inc.
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Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “could,” “will likely result,” “estimates,” “intends,” “may,” “projects,” “should,” and variations of these words and similar expressions are intended to identify these forward looking statements. Forward-looking statements are based on the company’s current expectations and assumptions regarding its business, the economy and future conditions. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2012 ended January 31, 2012, and in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission.